AMENDMENT NO. 3

TO

TERM LOAN AGREEMENT

This Amendment No. 3 to that Term Loan Agreement dated July 1, 2015 as amended on November 1, 2015 and January 27, 2016 (the “Agreement”) is entered into effective the 1st day of November, 2016, by and between Aspirity Financial, LLC (“Aspirity” or “Secured Party”), Krieger Enterprises, LLC (“Borrower”), and Timothy S. Krieger (“Krieger” or “Pledgor”). Capitalized terms used herein and not defined herein have the meanings ascribed to them in the Agreement.

WHEREAS, Lender and Borrower are parties to that certain Term Loan Agreement, entered into as of July 1, 2015, as amended by Amendment No. 1, dated as of November 1, 2015 and Amendment No. 2, dated as of January 27, 2016; and

WHEREAS, Lender and Borrower desire to amend the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows.

1.	Upon the sale of Retail Energy Holdings, L.L.C. (“REH”), Borrower agrees to pay Aspirity 50% of the Net Cash Proceeds of the sale of REH. The parties currently estimate such payment will be up to approximately $2,508,000 (i.e., $1,508,000 at closing and up to $1,000,000 upon release of the escrow related to the REH sale). Aspirity agrees to account for such prepayments by Borrower on account of the sale of REH as a “prepayment of installments” rather than as a Mandatory Prepayment “prepayment of principal.” In addition, Borrower agrees to voluntarily make “Optional Prepayments” totaling $1,500,000 to Aspirity as follows: (i) not less than $500,000 at the closing of the REH sale; and (ii) the remaining balance upon release of funds from the REH escrow but in no event later than January 31, 2017. Any optional payment made shall also be treated as a “prepayment of installments.”

Upon Borrower’s payment of the entire Optional Prepayment identified immediately above ($1,500,000) and the REH prepayment also identified above, Secured Party agrees to use commercially reasonable efforts to release to Pledgor its security interest in the Pledged Interests.

2.	(a) The definition of “Actual Interest Rate” is amended such that: “Actual Interest Rate” means, as of any date, a fixed interest rate of 15.12% per annum.

(b) The definition of “Default Rate” is amended such that: “Default Rate” means an interest rate equal to (a) the Actual Interest Rate plus (b) three percent (3.00%) per annum.

(c) the definition of “Net Cash Proceeds” is amended such that: “Net Cash Proceeds” means, with respect to any Disposition, the aggregate cash payments received by Borrower from such Disposition, net of (i) direct reasonable expenses of such Disposition, (ii) Taxes paid or payable in cash as a result of such Disposition, (iii) payments to unrelated third parties in satisfaction of outstanding obligations in connection with the disposition (such as, for example, the repayment of the outstanding credit line of a company being sold), and (iv) escrowed cash amounts; provided that 50% of such escrowed cash amounts less any payments made from such escrowed cash amounts pursuant to subsections (i)-(iv) hereof (including expenses related to an escrow) shall, to the extent later released to Borrower, be immediately paid over to Lender and applied toward the Obligations; provided, however, that with respect to the Disposition of REH, Borrower shall be entitled to reduce the “Net Cash Proceeds” by (a) payments in an amount reasonably acceptable to Aspirity made to employees, regardless of how such payments are characterized, (b) payments in an amount reasonably acceptable to Aspirity made in respect of working capital and working capital adjustments, if any, and (c) escrowed cash amounts; provided that 50% of such escrowed cash amounts less any payments made from such escrowed cash amounts pursuant to subsections (a)-(b) hereof (including expenses related to an escrow) shall, to the extent later released to Borrower, be immediately paid over to Lender and applied toward the Obligations.

(d) The definition of “Parent” is amended such that: “Parent” means the Lender’s parent company, Aspirity Holdings, LLC, formerly known as Twin Cities Power Holdings LLC.

3.	The definitions “Actual Interest”, “Actual Redemptions”, “Expected Interest”, “Initial Funding Source”, “Initial Planning Amount”, “Initial Principal Amount”, “Maximum Possible Redemptions”, “Outstanding Funding Source”, and “Planning Interest Rate” are hereby deleted.

4.	Section 2.01(b) is hereby amended to read in its entirety as follows:

Pre-Participation Monthly Payments. So long as 100% of the outstanding principal amount of the Term Loan is held solely by Lender, all monthly payments shall be made in accordance with the amortization schedule attached hereto as Schedule 1. All invoices shall be due and payable in full on each Settlement Date; provided that if the Settlement Date is not a Business Day, payment shall be due and payable on the first Business Day following the Settlement Date. Aspirity and Borrower agree that as additional consideration for this Amendment, Borrower will pay $1,591,684 to Aspirity as an additional closing fee, on which amount Borrower shall pay interest monthly at the Actual Interest Rate. Such additional closing fee shall be included in the principal amount.

5.	Section 2.02(a) is hereby amended to read in its entirety as follows:

Subject to the provisions of subsection (b) below, the Term Loan shall bear interest on the outstanding principal amount thereof at a minimum rate per annum equal to the Actual Interest Rate as set forth herein.

6.	Section 6.01(b) is hereby amended as follows:

(b)	As soon as available, but in any event within 30 days after the end of each month, consolidated and consolidating balance sheets for Borrower as of the end of such month, along with the related consolidated and consolidating statements of income or operations for such month and the related consolidated and consolidating statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, certified by a Responsible Officer of the Borrower, as fairly presenting the financial condition, results of operations, shareholders’ equity, and cash flows of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. Together with such reports, the Borrower shall also supply a certificate certified by a Responsible Officer with respect to the absence of any Default during the period.

7.	“Section 6.11 Minimum Liquidity” is hereby replaced with a new “Section 6.11 Financial Covenants” as follows:

6.11	Financial Covenants

(a)	Maintain, at all times, a minimum Liquidity Ratio of twenty percent (20.00%), defined as (a) the sum of unrestricted cash, cash and deposits in trading accounts, marketable securities, and accounts receivable divided by (b) total assets, all as determined by GAAP on consolidated basis.

8.	Section 7.01(i) is hereby amended to read in its entirety as follows: “(i) Liens securing Indebtedness permitted under Section 7.01(g).”

9.	Section 7.05(g) is hereby amended to delete the word “proceeds” and replace it with the phrase “Net Cash Proceeds.”

10.	Section 8.01(c) is hereby amended to read in its entirety as follows:

(a)	Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) of this Section 8.01) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) knowledge by any Responsible Officer of the Borrower, or (ii) receipt by the Borrower of written notice thereof from Lender; provided that (x) if the Borrower fails to comply with Section 6.11 at any measurement date specified in such Section, such failure to comply shall not be considered an Event of Default hereunder unless the Borrower fails to so comply within ten (10) Business Days of written notice thereof by Lender and (y) if the Borrower fails to comply with Section 8.01 (a) or (b), Borrower shall have five (5) Business Days to cure such failure; or

11.	If requested by Aspirity, Krieger shall reasonably cooperate with Aspirity and its affiliates in obtaining surety bonds required by Aspirity Energy, LLC for its current geographic expansion plans. Lender currently anticipates that the principal amount of such surety bonds range from $1,650,000 to $2,500,000. Krieger agrees to enter into agreements of indemnity with respect to such surety bonds and provide, on a timely basis, information reasonably necessary to obtain such surety bonds.

12.	The parties hereto hereby acknowledge and agree that neither Aspirity nor any affiliate of Aspirity including but not limited to Aspirity Holdings, LLC shall be under any obligation to lend funds to Borrower, Krieger or their affiliates. Any such request for funds shall be dealt with at the time of any such request based on the facts and circumstances existing at such time.

13.	In all other respects, the Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 3 has been executed on behalf of each party by a duly authorized officer.

ASPIRITY FINANCIAL, LLC		KRIEGER ENTERPRISES, LLC
Lender & Secured Party		Borrower

By	/S/ Scott C. Lutz	By	/S/ Timothy S. Krieger

Its	CEO / President	Its	President / CEO

TIMOTHY S. KRIEGER

/S/ Timothy S. Krieger

Schedule 1

Borrower	Krieger Enterprises, LLC
Lender	Aspirity Financial, LLC
Annual interest rate	15.12%
Level payment amount	404,620.00
Payments per year	12
Interest basis (days in month / days in year)	act / 360
Number of decimal places to round to	2
First payment date	11/01/16
Maturity date	12/30/19

Payment Number	Due Date	Interest	Principal	Total Payment	Principal Balance
0	10/01/16	-	-	-	18,237,829.00
1	11/01/16	237,456.53	167,163.47	404,620.00	18,070,665.53
2	12/01/16	227,690.39	176,929.61	404,620.00	17,893,735.92
3	01/01/17	232,976.44	171,643.56	404,620.00	17,722,092.36
4	02/01/17	230,741.64	173,878.36	404,620.00	17,548,214.00
5	03/01/17	206,367.00	198,253.00	404,620.00	17,349,961.00
6	04/01/17	225,896.49	178,723.51	404,620.00	17,171,237.49
7	05/01/17	216,357.59	188,262.41	404,620.00	16,982,975.08
8	06/01/17	221,118.34	183,501.66	404,620.00	16,799,473.42
9	07/01/17	211,673.37	192,946.63	404,620.00	16,606,526.79
10	08/01/17	216,216.98	188,403.02	404,620.00	16,418,123.77
11	09/01/17	213,763.97	190,856.03	404,620.00	16,227,267.74
12	10/01/17	204,463.57	200,156.43	404,620.00	16,027,111.31
13	11/01/17	208,672.99	195,947.01	404,620.00	15,831,164.30
14	12/01/17	199,472.67	205,147.33	404,620.00	15,626,016.97
15	01/01/18	203,450.74	201,169.26	404,620.00	15,424,847.71
16	02/01/18	200,831.52	203,788.48	404,620.00	15,221,059.23
17	03/01/18	178,999.66	225,620.34	404,620.00	14,995,438.89
18	04/01/18	195,240.61	209,379.39	404,620.00	14,786,059.50
19	05/01/18	186,304.35	218,315.65	404,620.00	14,567,743.85
20	06/01/18	189,672.02	214,947.98	404,620.00	14,352,795.87
21	07/01/18	180,845.23	223,774.77	404,620.00	14,129,021.10
22	08/01/18	183,959.85	220,660.15	404,620.00	13,908,360.95
23	09/01/18	181,086.86	223,533.14	404,620.00	13,684,827.81
24	10/01/18	172,428.83	232,191.17	404,620.00	13,452,636.64
25	11/01/18	175,153.33	229,466.67	404,620.00	13,223,169.97
26	12/01/18	166,611.94	238,008.06	404,620.00	12,985,161.91
27	01/01/19	169,066.81	235,553.19	404,620.00	12,749,608.72
28	02/01/19	165,999.91	238,620.09	404,620.00	12,510,988.63
29	03/01/19	147,129.23	257,490.77	404,620.00	12,253,497.86
30	04/01/19	159,540.54	245,079.46	404,620.00	12,008,418.40
31	05/01/19	151,306.07	253,313.93	404,620.00	11,755,104.47
32	06/01/19	153,051.46	251,568.54	404,620.00	11,503,535.93
33	07/01/19	144,944.55	259,675.45	404,620.00	11,243,860.48
34	08/01/19	146,395.06	258,224.94	404,620.00	10,985,635.54
35	09/01/19	143,032.97	261,587.03	404,620.00	10,724,048.51
36	10/01/19	135,123.01	269,496.99	404,620.00	10,454,551.52
37	11/01/19	136,118.26	268,501.74	404,620.00	10,186,049.78
38	12/01/19	128,344.23	276,275.77	404,620.00	9,909,774.01
39	12/30/19	120,701.05	9,909,774.01	10,030,475.06	-
Total.		7,168,206.06	18,237,829.00	25,406,035.06	—